EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING THIRD QUARTER OPERATING INCOME
INCREASES 0.7% AND ADJUSTED EBITDA RISES 6.4%

2016 Third Quarter Property Level EBITDA Rises 18.7%,
Marking Strongest Property Growth in 2016 and
Eighth Consecutive Quarter of Adjusted EBITDA Growth

Las Vegas, NV - November 14, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced operating results for the third quarter and nine months ended September 30, 2016 as summarized below:

	Quarter Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2016	2015	Change	2016	2015	Change
Total Net Revenue	$96,428	$101,950	(5.4)%	$286,836	$300,439	(4.5)%
Operating Income	9,110	9,047	0.7%	33,331	29,894	11.5%
Net Income	(1,222)	1,996	(161.2)%	3,672	2,553	43.8%
Adjusted EBITDA (1)	17,713	16,643	6.4%	57,291	52,456	9.2%

(1)	See “Reconciliation of Adjusted EBITDA” at the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

Michael Silberling, Affinity’s Chief Executive Officer, commented on the results, “The third quarter was the Company’s strongest in 2016 in terms of property level Adjusted EBITDA which rose 18.7% on a year-over-year basis. Consolidated Adjusted EBITDA in the third quarter rose 6.4% over last year’s levels as our property management and operating teams continue to successfully drive more profitable gaming play while managing costs which resulted in a 210 basis point year-over-year improvement in Adjusted EBITDA margins to 18.4%. Importantly, reported Adjusted EBITDA for the 2016 third quarter was impacted by approximately $2.5 million of non-recurring professional fees compared to approximately $0.3 million of such expenses in the same period of the prior year.

“With continued growth in Adjusted EBITDA, we are also generating gains in free cash flow and the third quarter reflects the first full quarter where the Company benefited from the refinancing of its capital structure which occurred on July 1. As a result of the refinancing, the Company’s cash interest expense for the 2016 third quarter was reduced to approximately $4.0 million from approximately $7.1 million in the quarter ended September 30, 2015. Our strengthened capital structure and Adjusted EBITDA growth led to a significant decline in the Company’s total leverage ratio for the twelve months ended September 30, 2016, to approximately 4.0x from approximately 5.7x at September 30, 2015.

“Over the last two years, we have successfully executed our strategic plan targeted at significantly improving margins and returns from the Company’s operating assets. This has been accomplished by rebuilding our executive team with new leadership across most operating departments, executing against a new set of operating principles, simplifying our capital structure and lowering the cost of capital and de-levering the business. In particular, our focus on improving the effectiveness of our promotional campaigns and refining our marketing programs is leading to higher margin revenue at our properties, which when combined with process improvements and realized cost efficiencies drove a 6.4% increase in 2016 third quarter Adjusted EBITDA to $17.7 million. The 2016 third quarter Adjusted EBITDA growth is on top of our 33% growth in 2015 third quarter Adjusted EBITDA and marks our eighth consecutive quarter of Adjusted EBITDA improvements.

“During the third quarter, Affinity’s Nevada, Midwest and Colorado operating segments generated Adjusted EBITDA growth of 22.4%, 16.9%, and 6.7%, respectively. In the Nevada segment, the combined Primm casinos, the Company’s largest location, again benefited from improvements in the effectiveness and efficiency of marketing and promotional campaigns and labor utilization. The increased Adjusted EBITDA the Primm management team has achieved is particularly impressive in light of the declines in traffic along Interstate 15, resulting in a decrease in fuel gallons sold while fuel prices have dropped year over year, combining to cause a $2.4 million decrease in fuel and retail revenue while increasing Adjusted EBITDA at the service centers. The Adjusted EBITDA margin for the Nevada segment rose approximately 550 basis points to 22.0% in the 2016 third quarter when compared to the 2015 third quarter level.

“We also drove Adjusted EBITDA and significant Adjusted EBITDA margin growth by employing similar operating disciplines in our Midwest and Colorado segments. In the Midwest segment, adjusted EBITDA margins rose 470 basis points while in the Colorado segment, margins were up just under 300 basis points. These results again highlight the efficacy of our strategies to effect process and efficiency improvements while attracting more profitable gaming play and managing costs.

“I am very excited about the upgraded room product we completed this month at Whiskey Pete’s. The Whiskey Pete’s room remodel is the cornerstone of the initial phase of our Primm Valley enhancement plan. This multi-year effort will modernize, renovate and enhance the customer facing areas of all three facilities and includes remodeled rooms at Primm Valley and Whiskey Pete’s, repaved roads and parking lots, improved food and beverage venues and offerings and improved air handling quality and capacity. The customer response and feedback to initial upgrades have been measurably positive on all fronts. With the strong consumer response to the phase one upgrades and continued phase 2 improvements in 2017, combined with our new business partner efforts at the Primm Valley Shopping Mall, we believe that the overall product will appeal to a broader audience.”

Financial Guidance

Assumptions
The Company’s guidance for the fiscal year ending December 31, 2016, assumes, among other things:

•	Maintenance capital expenditures of $14.6 million,

•	Project capital expenditures of $6.4 million,

•	EBITDA guidance includes equity compensation of $2.3 million in 2016, an increase of $1.0 million over prior guidance,

•
EBITDA guidance includes non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations) of $3.4 million in 2016, an increase of $2.3 million over prior guidance,

•	Annualized cash interest expense based on the new capital structure is $15.0 million,

•	Net income guidance includes the loss on extinguishment of debt of $8.0 million recognized in the third quarter of 2016, and

•	Guidance reflects no change in property level EBITDA from prior guidance

	2016 Guidance (1)		2015 Actual
(in millions)	Current	Prior
Net Revenue range	$370 to $380	$369 to $389	$393
EBITDA range	$73 to $76	$76 to $80	$64
Net Income range	$7 to $9	$9 to $12	$(13)

(1)	See “Reconciliation of Adjusted EBITDA” at the end of this release for a definition of EBITDA and a reconciliation of the EBITDA range presented in this guidance to operating income.

Third Quarter 2016 Results

Consolidated Results
For the quarter ended September 30, 2016, net revenue of $96.4 million was 5.4% lower than net revenue of $102.0 million for the third quarter of 2015. Gross revenue for the third quarter of 2016 decreased $9.9 million year over year, or 8.7%, primarily due to the Company’s ongoing focus on marketing to more profitable players. Promotional allowances for the third quarter of 2016 decreased $4.4 million from the comparable prior year period.

Operating income for the third quarter of 2016 increased 0.7% to $9.1 million from $9.0 million for the third quarter of 2015. Adjusted EBITDA for the quarter ended September 30, 2016 was $17.7 million, an increase of 6.4% from $16.6 million for the third quarter of 2015. The increases in operating income and Adjusted EBITDA were primarily due to the Company’s re-focused promotional campaigns and ongoing refinement of marketing programs which has generated a higher revenue contribution from more profitable guests. Adjusted EBITDA margins for the third quarter of 2016 increased to 18.4%, an improvement of approximately 210 basis points when compared to the Adjusted EBITDA margin for the third quarter of 2015.

Segment Results
Nevada – Nevada net revenue was $56.5 million for the quarter ended September 30, 2016, compared to net revenue of $61.5 million for the third quarter of 2015. The year-over-year change was driven primarily by lower casino, fuel and retail revenues, partially offset by lower promotional allowances.

Nevada’s Adjusted EBITDA for the third quarter of 2016 grew 22.4% to $12.4 million, compared to Adjusted EBITDA of $10.2 million in the third quarter of 2015. The improvement was primarily attributable to the effectiveness of promotional campaigns, refined marketing programs, and more efficient labor management. Nevada’s Adjusted EBITDA margin for the 2016 third quarter improved approximately 550 basis points year over year to 22.0%.

Midwest – Net revenue from the Company’s Midwest segment increased 1.2% to $31.0 million for the quarter ended September 30, 2016, compared to $30.6 million in net revenue for the third quarter of 2015. The increase in net revenue was primarily the result of reduced promotional allowances in the Company’s ongoing efforts to refine its marketing programs.

Adjusted EBITDA from the Midwest segment improved 16.9% to $10.9 million in the third quarter of 2016, compared to $9.3 million of Adjusted EBITDA in the same period last year. The year-over-year increase was driven primarily by an increase in net revenues and cost savings from refined marketing campaigns and efforts to improve overall operating effectiveness. The Midwest’s Adjusted EBITDA margin in the 2016 third quarter increased to 35.2%, an improvement of approximately 470 basis points compared to the third quarter of 2015.

Colorado – Net revenue from the Company’s Colorado segment was $9.0 million for the quarter ended September 30, 2016, compared to net revenue of $9.9 million in the third quarter in 2015. The decline in net revenue was primarily attributable to the increased competition in the market during 2016.

Colorado’s Adjusted EBITDA for the third quarter of 2016 was $1.7 million, an increase from the $1.6 million Adjusted EBITDA for the same period a year ago. The year-over-year increase was driven primarily by the Company’s efforts to improve operational efficiencies. Colorado’s Adjusted EBITDA margin for the current year quarter was 19.3%, an increase of approximately 290 basis points year over year.

Corporate Operations
In the third quarter of 2016, corporate expense, excluding share-based compensation, was $7.3 million, an increase of $2.9 million compared to the same period in 2015. During the quarter ended September 30, 2016, the Company incurred $2.5 million of non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations), compared to $0.3 million of non-recurring professional fees in the same period of the prior year. The non-recurring professional fees in the third quarter of 2016 included $1.2 million of costs related to the refinancing of the Company’s debt in July 2016 and the related amendment in September 2016 as well as $1.1 million related to the proposed acquisition of Affinity by Z Capital Partners, L.L.C. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $4.9 million and $4.1 million of corporate expense during the quarters ended September 30, 2016 and 2015, respectively.

Year-to Date 2016 Results

Consolidated Results
For the nine months ended September 30, 2016, net revenue of $286.8 million was 4.5% lower compared to net revenue of $300.4 million for the first nine months of 2015. Gross revenue for the first nine months of 2016 decreased $25.8 million, or 7.6%, year over year, primarily due to reduced casino revenue. However, promotional allowances of $24.6 million for the first nine months of 2016 decreased $12.2 million from the same period in the prior year.

Adjusted EBITDA for the nine months ended September 30, 2016 was $57.3 million, an increase of $4.8 million, or 9.2%, compared to Adjusted EBITDA for the same period of 2015. The improvement primarily reflects the 18.5% year-over-year increase in Adjusted EBITDA for the Nevada segment as a result of the Company’s continued focus on streamlining operating and marketing activities. Adjusted EBITDA margin for the first nine months of 2016 increased to 20.0%, an improvement of approximately 250 basis points compared to the first nine months of 2015.

Liquidity and Capital Expenditures

As of September 30, 2016, cash and cash equivalents were $87.1 million, of which approximately $48.8 million is not used in day-to-day operations. The face value of long-term debt was $299.3 million as of September 30, 2016. Capital expenditures during the first nine months of 2016 totaled $14.5 million, an increase of $3.3 million from the prior year period.

On July 1, 2016, the Company completed the refinancing of its existing capital structure by closing on two new senior secured credit facilities totaling $375 million, including a $300 million Term Loan B Facility and an undrawn $75 million revolving credit facility. Affinity used the new $300 million Term Loan B Facility along with approximately $95 million of cash to call and retire its $200 million of outstanding 9% notes due 2018 and repay its existing $180 million secured term loan. The Company also recognized an $8.0 million loss on the extinguishment of debt which included a prepayment penalty on the 2018 Notes and the write-off of unamortized debt issuance costs and discounts.

Conference Call Information

Affinity Gaming will be hosting its third quarter 2016 conference call today, November 14, 2016, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern). To access the conference call, interested parties may dial 719-325-2228, conference ID 8500395 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. A webcast replay will be available for 90 days following the live event at www.affinitygaming.com. Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended September 30,
	2016	2015
Net Revenue
Nevada (1)	$56,505	$61,454
Midwest	30,955	30,573
Colorado	8,968	9,923
Total net revenue	$96,428	$101,950

Adjusted EBITDA (2)
Nevada	$12,425	$10,153
Midwest	10,893	9,321
Colorado	1,733	1,624
Corporate expense and other	(7,338)	(4,455)
Total adjusted EBITDA	$17,713	$16,643

Operating Income
Nevada	$8,659	$6,394
Midwest	8,873	7,402
Colorado	373	310
Corporate expense and other	(8,795)	(5,059)
Total operating income	$9,110	$9,047

Net Income	$(1,222)	$1,996
Total Shares Outstanding	20,439	20,316

(1)
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

(2)	See “Reconciliation of Adjusted EBITDA” for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

Additional Financial Information

The following tables present additional financial information (in thousands):

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$87,121	$157,779
Face value of long-term debt, excluding capital leases	299,250	382,745

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash paid for capital expenditures
Nevada	$4,579	$1,808	$9,802	$4,807
Midwest	947	643	2,879	2,472
Colorado	285	535	870	1,826
Reportable segment capital expenditures	5,811	2,986	13,551	9,105
Corporate	91	1,456	952	2,055
Total capital expenditures	$5,902	$4,442	$14,503	$11,160

Reconciliation of Adjusted EBITDA(1)

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended September 30, 2016
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$12,425	$(3,653)	$—	$(113)	$8,659
Midwest	10,893	(2,020)	—	—	8,873
Colorado	1,733	(1,364)	—	4	373
Corporate and other	(7,338)	(233)	(1,224)	—	(8,795)
Total	$17,713	$(7,270)	$(1,224)	$(109)	$9,110

	Quarter Ended September 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,153	$(3,722)	$—	$(37)	$6,394
Midwest	9,321	(1,919)	—	—	7,402
Colorado	1,624	(1,314)	—	—	310
Corporate and other	(4,455)	(296)	(308)	—	(5,059)
Total	$16,643	$(7,251)	$(308)	$(37)	$9,047

	Nine Months Ended September 30, 2016
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$37,439	$(10,953)	$—	$(43)	$26,443
Midwest	31,955	(6,062)	—	(7)	25,886
Colorado	4,351	(4,243)	—	4	112
Corporate and other	(16,454)	(708)	(1,924)	(24)	(19,110)
Total operations	$57,291	$(21,966)	$(1,924)	$(70)	$33,331

	Nine Months Ended September 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$31,590	$(11,108)	$—	$83	$20,565
Midwest	29,450	(5,712)	—	—	23,738
Colorado	4,499	(3,880)	—	(58)	561
Corporate and other	(13,083)	(919)	(975)	7	(14,970)
Total operations	$52,456	$(21,619)	$(975)	$32	$29,894

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2016 Guidance
	Lower End	Higher End
EBITDA	$73	$76
Depreciation and amortization	(30)	(30)
Operating income	43	46
Interest expense	(24)	(24)
Loss on extinguishment of debt	(8)	(8)
Income taxes	(4)	(5)
Net income	$7	$9

(1)
Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) financial measurement and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense, net; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write downs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA as a measure of profit and loss to manage the operational performance of each geographical region in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s merger pursuant to the Agreement and Plan of Merger, dated August 22, 2016, among Z Capital Affinity Owner, LLC, Affinity Merger Sub, Inc. and Affinity Gaming (the “Merger Agreement”), including the timing and completion thereof and plans by the purchaser parties for Affinity Gaming after the merger; expectations for continued improvement in its business and operations, continued enhancement of efficiency and improvement of promotional efforts, reduction in interest expense and leverage ratio as a result of the Company’s refinancing and all of the statements under the heading "Financial Guidance" including data and information in this press release regarding future results. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks arising from the diversion of management’s attention from our ongoing business operations due to the merger; potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the merger; risks relating to the consummation of the merger, including the risk that the closing conditions set forth in the Merger Agreement will not be satisfied; difficulties associated with requests or directions from governmental authorities resulting from their review of the merger or the Merger Agreement; failure to obtain necessary financing for the merger; risks that Affinity’s stock price may decline significantly if the merger is not completed; the possibility that Affinity stockholders may exercise dissenters’ rights under Nevada law in connection with the merger, which would require Affinity to pay such stockholders cash for the fair value of their Affinity shares; risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation, including with respect to the merger; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; and the impact of severe weather conditions and other natural disasters that affect the Company’s casinos. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com

Contact

Walter Bogumil
Chief Financial Officer, Affinity Gaming
(702) 341-2400
wbogumil@affinitygaming.com

Joseph Jaffoni, Richard Land, Jim Leahy
JCIR
(212) 835-8500
affinity@jcir.com

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